Municipal Advantage Fund Inc.

                 Oppenheimer Tower, One World Financial Center,
                  200 Liberty Street, New York, New York 10281








                                              January 30, 1996


To the Stockholders:

          The proxy card that was sent to stockholders of the Fund in connection with the Annual Meeting contains a printing error. Proposal 1 which will be presented to shareholders at the Annual Meeting relates to the election of directors to serve until the 1999 Annual Meeting of Stockholders. Accordingly, the Fund will consider all proxies returned to be a vote for (or against) the election of directors to serve until the 1999 Annual Meeting of Stockholders. We apologize for any confusion this may have caused.

          Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to return your proxy promptly.


                                              Municipal Advantage Fund Inc.